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Exhibit 21.1

List of Subsidiaries

Name	Jurisdiction of Incorporation
InfraSource Undergroud Power, Inc.	Minnesota
Blair Park Services, Inc.	Pennsylvania
Chowns, Inc.	Delaware
Dacon Corporation	Texas
Dashiell Corporation	Texas
Dashiell Holdings Corporation	Delaware
Electric Services, Inc.	Delaware
Gas Distribution Contractors, Inc.	Missouri
InfraSource Corporate Services, Inc.	Pennsylvania
InfraSource Incorporated	Delaware
InfraSource Underground Construction LLC	Delaware
InfraSource Underground Services, Inc.	Delaware
International Communications Services, Inc.	Nevada
Maslonka & Associates, Inc.	Arizona
Mechanical Specialties, Inc.	Wisconsin
Mid-Atlantic Pipeliners Inc.	Delaware
M.J. Electric, Inc.	Delaware
Mueller Distribution Contractors, Inc.	Georgia
Mueller Pipeliners Inc.	Delaware
OSP Consultants, Inc.	Virginia
OSP, Inc.	Virginia
OSP Telecom, Inc.	Delaware
OSP Telecom De Mexico S.A., D.E., C.V.	Mexico
RJE Telecom, Inc.	Florida
Sunesys, Inc.	Pennsylvania
Sunesys of Virginia, Inc.	Virginia
Trinity Industries, Inc.	New Jersey
Utility Locate and Mapping Services, Inc.	Virginia

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List of Subsidiaries